UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2022

FREEDOM HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

“Esentai Tower” BC, Floor 7, 77/7 Al Farabi Ave., Almaty, Kazakhstan
(Address of principal executive offices)

050040
(Zip code)

+7 727 311 10 64
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FRHC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2022, Freedom Holding Corp. (the “Company”) entered into an agreement with Maxim Povalishin for the sale of 100% of the share capital of its Russian subsidiary, Investment Company Freedom Finance LLC (“Freedom RU”), together with Freedom RU’s subsidiary FFIN Bank LLC (such companies together the “Russian Subsidiaries”). Maxim Povalishin, the purchaser, is currently the Deputy General Director and a member of the Board of Directors of Freedom RU. The transaction is subject to the approval of the Central Bank of the Russian Federation and is expected to close in the coming months.

The consideration for the purchase of the Russian Subsidiaries consists of the following:

•Mr. Povalishin will be assigned the Company’s obligation to Freedom RU under an outstanding deferred payment in the amount of approximately RUB 6.6 billion (currently approximately US$107 million) (the “Deferred Payment Obligation”) which resulted from the purchase by the Company of 90.43% of the share capital of Freedom RU’s Kazakhstan subsidiary Freedom Finance JSC (“Freedom KZ”) (with its subsidiaries) from Freedom RU as part of a corporate restructuring, as a result of which the Company will become the 100% direct owner of Freedom KZ. The agreement for the purchase of Freedom KZ was entered into on September 13, 2022. Completion of such transaction is subject to regulatory approvals and is expected to occur prior to the closing of the sale of the Russian Subsidiaries; and

•Mr. Povalishin will pay cash in an amount equal to (x) US$140 million less (y) the amount of the Deferred Payment Obligation as translated into U.S. dollars at the official exchange rate on the closing date.

Mr. Povalishin has informed the Company that he will use his personal funds, including from sales of stock he was granted while an executive at Freedom RU, to finance the cash component of the purchase price.

The Board and management of the Company have concluded that the interests of the Company’s stakeholders are best served by pursuing a sale of its Russian subsidiaries, which will enable the Company and its subsidiaries (collectively, the “Freedom Group”) to accelerate their growth in non-Russian markets. The Board has approved the transaction.

The purchase and sale agreement provides that the Russian Subsidiaries will be rebranded, including changing their names and logos. The parties expect that, following the completion of the sale of the Russian Subsidiaries, a number of existing clients of the Russian Subsidiaries will invest in the non-Russian international capital markets going forward through accounts at other Freedom Group companies, subject to appropriate on-boarding for compliance purposes.

The Company plans to file the purchase and sale agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2022, and intends to seek confidential treatment for the purchase and sale agreement. The foregoing description of the purchase and sale agreement is qualified in its entirety by reference to the complete text of the purchase and sale agreement when filed.

Item 7.01 Regulation FD Disclosure.

On October 19, 2022, the Company issued a press release regarding the purchase and sale agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements, including with respect to the Company’s ability to successfully complete the transaction described herein and its ability to accelerate its growth in non-Russian markets. All forward-looking statements are subject to uncertainty and changes in circumstances. In some cases, forward-looking statements can be identified by terminology such as “expect,” “new,” “plan,” “seek,” and “will,” or the negative of such terms or other comparable terminology used in connection with any discussion of future plans, actions and events. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, and regulatory risks and factors identified in the Company's periodic and current reports filed with the U.S. Securities and Exchange Commission.  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
99.1	News release dated October 19, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM HOLDING CORP.

Date: October 19, 2022	By:	/s/ Evgeniy Ler
Evgeniy Ler
Chief Financial Officer

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